Exhibit 4.6

Execution Version

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

CRESTWOOD EQUITY PARTNERS LP

AND

THE UNITHOLDERS LISTED ON SCHEDULE A HERETO

DATED AS OF FEBRUARY 1, 2022

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2022, by and among Crestwood Equity Partners LP, a Delaware limited partnership (“Crestwood”), and each of the Persons set forth on Schedule A to this Agreement (each a “Unitholder” and collectively, the “Unitholders”).

WHEREAS, Crestwood and certain other entities entered into an Agreement and Plan of Merger dated as of October 25, 2021 (the “Merger Agreement”), which provides, among other things, for the merger of Oasis Midstream Partners LP into certain subsidiaries of Crestwood, pursuant to which the Unitholders will receive Common Units (as defined below); and

WHEREAS, Crestwood has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Unitholders.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified therefor in the recitals hereof.

“Block Trade” has the meaning specified therefor in Section 3.02(b).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Missouri shall not be regarded as a Business Day.

“Closing Date” means the date of the closing of the transactions contemplated by the Merger Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in Crestwood.

“Common Unit Price” means the volume weighted average closing sale price of one Common Unit as reported on the NYSE (or the exchange on which the Common Units are then listed) over any thirty (30) consecutive trading day period.

“Crestwood” has the meaning specified therefor in the recitals hereof.

“Demand Offering” has the meaning specified therefor in Section 3.02(a).

“DTC” means The Depository Trust Company, a New York corporation, or its successor.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System of the Commission, or any successor system thereto.

“Effectiveness Period” has the meaning specified therefor in Section 3.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Holder” means the record holder of any Registrable Securities.

“Holder Underwriter Registration Statement” has the meaning specified therefor in Section 3.05(o).

“Included Registrable Securities” has the meaning specified therefor in Section 3.03(a).

“Issued Units” means the Common Units issued to Sponsor and its Affiliates in connection with the Merger Agreement.

“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any governmental authority.

“Losses” has the meaning specified therefor in Section 3.09(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“Merger Agreement” has the meaning specified therefor in the recitals hereof.

“Niobrara RRA” has the meaning specified therefor in Section 3.12(b).

“Other Holders” has the meaning specified therefor in Section 3.04(b).

“Parity Securities” has the meaning specified therefor in Section 3.04(b).

“Partnership” has the meaning specified therefor in the recitals hereof.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Crestwood, dated August 20, 2021.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Permitted Transferee” of a Unitholder means any Affiliate of such Unitholder.

“Piggyback Opt-out Notice” has the meaning specified therefor in Section 3.03(a).

“PIPE RRA” has the meaning specified therefor in Section 3.12(b).

“Preferred RRA” has the meaning specified therefor in Section 3.12(b).

“Registrable Securities” means the Issued Units, all of which Registrable Securities are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Registration Expenses” has the meaning specified therefor in Section 3.08(b).

“Resale Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force under the Securities Act).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified therefor in Section 3.08(b).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 3.09(a).

“Senior Securities” has the meaning specified therefor in Section 3.04(b).

“Sponsor” means Oasis Petroleum, Inc., a Delaware corporation.

“Sponsor Credit Agreement” means that certain Credit Agreement dated as of November 19, 2020, among Sponsor, as parent, Oasis Petroleum North America LLC, as borrower, the other credit parties party thereto, Wells Fargo Bank, N.A., as administrative agent, issuing bank and swingline lender and the lenders party thereto, in each case, as amended, supplemented, or otherwise modified from time to time, or any refinancings thereof.

“Transfer” has the meaning specified therefor in Section 2.01.

“Underwritten Offering” means an offering (including an offering pursuant to a Resale Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks, including any Block Trade.

“Underwritten Offering Notice” has the meaning specified therefor in Section 3.02(a).

“Unitholder” has the meaning specified therefor in the recitals hereof.

“Walled Off Person” has the meaning specified therefor in Section 3.07.

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering the Registrable Security becomes or is declared effective by the Commission and the Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) when such Registrable Security has been disposed of in a private transaction pursuant to which the transferor’s rights have not been assigned to the transferee in accordance with Section 3.11; (d) when such Registrable Security is held by Crestwood or its Subsidiaries; (e) at the first such time that the Unitholders (together with their Affiliates) cease to hold Common Units that in the aggregate do not equal at least $50 million based on the Common Unit Price; or (f) at such time Sponsor completes the payment of a dividend described in Section 2.02.

Section 1.03 Right and Obligations. Except for the rights and obligations under Section 3.09, all rights and obligations of each Holder under this Agreement, and all rights and obligations of Crestwood under this Agreement with respect to such Holders, shall terminate when such Holder is no longer a Holder.

ARTICLE II

LOCK-UP

Section 2.01 Lock up. Each Unitholder shall not, without the prior written consent of Crestwood, during the period commencing on the Closing Date and continuing for 90 days after the Closing Date, (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to the Issued Units, or (b) enter into any swap or other agreement that transfers or intends to transfer, in whole or in part, any of the economic consequences of ownership of the Issued Units (any such transaction described in clause (a) or (b) above, a “Transfer”), other than (w) a Transfer of the Issued Units to a Permitted Transferee who agrees in writing to be bound by the terms of this Section 2.01, (x) a Transfer contemplated by Section 2.02, (y) any pledges of Issued Units that are required under the Sponsor Credit Agreement or (z) pursuant to a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction of Crestwood.

Section 2.02 Pro Rata Dividend. If Sponsor, on behalf of its Affiliated Unitholders, decides to declare a dividend of all of the Issued Units that it and its Affiliated Unitholders holds at such time through a pro rata distribution to its stockholders, Crestwood shall reasonably cooperate with the reasonable requests of Sponsor in connection therewith, including, to the extent reasonably necessary and with assistance of counsel to each party, seeking guidance from the Commission as to the requirements necessary for such dividend to be completed without registration, or, if the Commission advises that registration is required or declines to advise, the appropriate form of such registration statement, in order to enable the stockholders who receive Issued Units in the dividend to resell such Issued Units without further registration under the Securities Act; provided, that any consultation with the Commission shall include counsel to Sponsor and counsel to Crestwood, and Crestwood shall use its commercially reasonable efforts to use the form of registration statement that, in the view of Crestwood and Sponsor, is reasonably necessary to register the dividend of Issued Units at the time desired by Sponsor; provided, however, that Sponsor shall consult with Crestwood a reasonable time in advance prior to declaring such dividend regarding an orderly process, determining the appropriate mechanics for completing such distribution, and reimburse Crestwood for any reasonable out-of-pocket expenses (including expenses for legal counsel and accountants) incurred by Crestwood in connection therewith (other than any Registration Expenses for which Crestwood is responsible hereunder).

Section 2.03 Right of First Offer.

(a) Offering Notice. At all times prior to February 1, 2024, if Sponsor or any of its Affiliates desires to sell all or any part of its Issued Units (other than in connection with exercising its Piggyback Rights under Section 3.03), Sponsor or its applicable Affiliate (a “ROFO Seller”) shall first grant to Crestwood a right, but not an obligation (except as otherwise set forth in this Section 2.03), pursuant to the terms of this Section 2.03, to purchase all of the Common Units that the ROFO Seller desires to sell by sending written notice (an “Offering Notice”) to Crestwood, which shall state (i) the number of Common Units such ROFO Seller intends to sell (the “Subject Units”), (ii) the intended date of pricing such sale (which shall be not less than five days from the date of receipt of the Offering Notice (such date, as may be changed pursuant to clause (i) of the immediately following sentence, the “Proposed Pricing Date”) and (iii) the manner of the sale, such as whether such it will be a Block Trade, another form of Underwritten Offering, at the market or through a private transaction. Each ROFO Seller in its sole discretion may at any time (i) change the Proposed Pricing Date, so long as such ROFO Seller provides Crestwood with advance written notice as soon as reasonably practicable under the circumstances and in no event less than 24 hours in advance of the revised Proposed Pricing Date and (ii) withdraw an Offering Notice.

(b) Rightholder Option; Exercise.

(i) Following the delivery of the Offering Notice, Crestwood shall have the right to offer, at the times set forth in this Section 2.03(b), to purchase all, but not less than all, of the Subject Units at a purchase price determined by Crestwood. The right of Crestwood to offer to purchase all of the Subject Units under this Section 2.03(b) shall be exercisable by delivering written notice of the exercise thereof (each such offer, a “ROFO Offer” and, each such notice, a “ROFO Offer Notice”) to the ROFO Seller, (A) if the proposed sale is to be effected pursuant to an Underwritten Offering that will be marketed to investors (for the avoidance of doubt, not including a Block Trade, overnight or bought Underwritten Offering or any similar transaction), no less than two days prior to the Proposed Pricing Date and (B) if the proposed sale is to be effected in any other manner, no later than 4:15 p.m. Eastern Time on the day of the Proposed Pricing Date. Each ROFO Offer Notice shall be, subject to the following sentence, an irrevocable offer to purchase all of the Subject Units pursuant to this Section 2.03(b), and shall state the purchase price Crestwood is offering for the Subject Units (the “Offer Price”) and the expiration date and time of the ROFO Offer (which shall be no earlier than 11:59 p.m. Eastern Time on the Proposed Pricing Date). The failure of Crestwood to deliver a ROFO Offer Notice that conforms to the requirements set forth in this Section 2.03(b) on or before the deadlines set forth in this Section 2.03(b) shall be deemed to be a waiver of Crestwood’s right to make a ROFO Offer under this Section 2.03. A ROFO Offer shall be irrevocable until 11:59 p.m. Eastern Time on the Proposed Pricing Date, unless earlier accepted by the ROFO Seller.

(c) Sale of Subject Units.

(i) If Crestwood has delivered a ROFO Offer Notice that conforms to the requirements set forth in Section 2.03(b), then the ROFO Seller may, prior to 11:59 p.m. Eastern Time on the Proposed Pricing Date, accept such offer in its entirety, but not in part, by notifying Crestwood of such acceptance (the “ROFO Acceptance”). A ROFO Acceptance shall be irrevocable once communicated by such ROFO Seller to Crestwood.

(ii) In the event of a ROFO Acceptance, the closing of the purchase of such Subject Units pursuant to the ROFO Offer Notice shall be held at the executive office of Crestwood at 11:00 a.m., local time, on the second Business Day after the ROFO Acceptance or at such other day, time and place as the parties to the transaction may agree (the “ROFO Closing Date”). At such closing, so long as the closing of transaction complies with all applicable securities Laws, the ROFO Seller shall deliver the Subject Units to Crestwood, and such Subject Units shall be free and clear of any Liens (other than Liens arising under securities Laws or the Partnership Agreement and the other Organizational Documents of Crestwood), and the ROFO Seller shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Subject Units. At the closing, Crestwood shall purchase the Subject Units by delivery of payment in full in immediately available funds for the Subject Units equal to the Offer Price. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary to effectuate the transactions contemplated by this Section 2.03, provided that such documents shall not impose any liability on the ROFO Seller or Crestwood. If the closing of the ROFO Acceptance does not occur on the ROFO Closing Date for any reason except where such failure is caused by the ROFO Seller, then the ROFO Seller shall be free to sell the Subject Units without further complying with this Section 2.03; provided, however, that such sale is consummated within 45 days after the Proposed Pricing Date.

(iii) If Crestwood has made a ROFO Offer, and the ROFO Seller elects not to accept such ROFO Offer, then the ROFO Seller may sell the Subject Units to one or more third parties (A) as long as the purchase price for such Subject Units is, in the aggregate, not less than the Offer Price and (B) such sale is consummated within 45 days after the Proposed Pricing Date.

(iv) If Crestwood does not deliver a ROFO Offer Notice that conforms to the requirements set forth in Section 2.03(b) on or before the deadlines set forth in Section 2.03(b), then the ROFO Seller shall be free to sell the Subject Units without further complying with this Section 2.03; provided, however, that such sale is consummated within 45 days after the Proposed Pricing Date.

(v) Any sale of Common Units by Sponsor or one of its Affiliates to Crestwood pursuant to this Section 2.03 shall not constitute a Demand Offering under Article III.

ARTICLE III

REGISTRATION RIGHTS

Section 3.01 Registration.

(a) Request for Filing and Deadline to Become Effective. No later than 60 days following the date hereof (except if Crestwood is not then eligible to register for resale the Registrable Securities on Form S-3, in which case, not later than 90 days), Crestwood shall prepare and file a Resale Registration Statement under the Securities Act with respect to all of the Registrable Securities. The Resale Registration Statement filed pursuant to this Section 3.01(a) shall be on such appropriate registration form of the Commission that Crestwood is eligible to use, as reasonably selected by Crestwood. Crestwood shall use its commercially reasonable efforts to cause the Resale Registration Statement to become effective as soon as reasonably practicable (and in any event within 90 days of the date hereof). Crestwood will use its commercially reasonable efforts to cause the Resale Registration Statement filed pursuant to this Article III to be continuously effective under the Securities Act until all Registrable Securities covered by the Resale Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). The Resale Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Resale Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that the Resale Registration Statement becomes effective, but in any event within two Business Days of such date, Crestwood shall provide the Unitholders with written notice of the effectiveness of the Resale Registration Statement.

(b) Delay Rights. Notwithstanding anything to the contrary contained herein, Crestwood may, upon written notice to any Selling Holder whose Registrable Securities are included in the Resale Registration Statement or any other registration statement pursuant to Section 3.03, suspend such Selling Holder’s use of any prospectus that is a part of the Resale Registration Statement or any other registration statement pursuant to Section 3.03 (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the such registration statement but may settle any previously made sales of Registrable Securities) if (i) Crestwood is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Crestwood determines in good faith that Crestwood’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Resale Registration Statement or any other registration statement pursuant to Section 3.03 or (ii) Crestwood has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Crestwood, would materially adversely affect Crestwood; provided, however, in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to the Resale Registration Statement or any other registration statement pursuant to Section 3.03 for a period that exceeds an aggregate of 60 days in any 180-day period or 105 days in any 365-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering. Upon disclosure of such information or the termination of the condition described above, Crestwood shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Resale Registration Statement or any other registration statement pursuant to Section 3.03, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

(c) Termination of Rights. Other than as set forth otherwise in this Agreement, a Holder’s rights (and any transferee’s rights pursuant to Section 3.10) under this Article III shall terminate upon the termination of the Effectiveness Period.

Section 3.02 Demand Rights.

(a) The Unitholders shall have the right, at any time from time to time, to elect to include, other than pursuant to Section 2.01 of this Agreement, at least an aggregate of $50 million of Registrable Securities (calculated based on the Common Unit Price times the number of Registrable Securities on the date Crestwood receives an Underwritten Offering Notice) under a registration statement pursuant to an Underwritten Offering (a “Demand Offering”), pursuant to and subject to the conditions of this Section 3.02(a) of this Agreement, exercisable by delivery of a written notice to Crestwood (an “Underwritten Offering Notice”). Each Underwritten Offering Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Demand Offering and the expected price range of Registrable Securities to be sold in such Underwritten Offering. The right to initiate a Demand Offering shall not be exercised (i) in respect of more than three Underwritten Offerings or (ii) more than once in any 90-day period. Upon the delivery to Crestwood of any Underwritten Offering Notice, Crestwood shall be obligated to retain underwriters in order to permit the Unitholders to effect such sale through an Underwritten Offering as promptly as practicable after an Underwritten Offering Notice (but in no event more than 30 calendar days after the delivery of such Underwritten Offering Notice). In connection with any Underwritten Offering (including any Block Trade) under this Section 3.02, the Unitholders shall be entitled to select the Managing Underwriter or Underwriters for such Underwritten Offering, subject to the consent of Crestwood not to be unreasonably withheld, delayed or conditioned.

(b) Subject to the terms in Section 3.02(a) (including, for the avoidance of doubt, the maximum number of Demand Offerings) and Section 2.01, any time when a Resale Registration Statement is on file with the Commission and is effective, if a Unitholder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), for at least an aggregate of $50 million of Registrable Securities (calculated based on the Common Unit Price times the number of Registrable Securities on the date Crestwood receives an Underwritten Offering Notice), Crestwood shall retain underwriters for such Block Trade within 5 calendar days, notwithstanding the 30-day period in

Section 3.02(a), and shall use commercially reasonable efforts to facilitate such Block Trade; provided that the Unitholder wishing to engage in the Block Trade shall reasonably cooperate with Crestwood and any underwriters prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade. Crestwood shall not notify any other holder of Common Units of any proposed Block Trade or overnight or bought Underwritten Offering under this Section 3.02 and will not give them the opportunity to participate in such Underwritten Offering unless required by the Niobrara RRA, the Preferred RRA or the PIPE RRA (provided that no notice will be provided under the PIPE RRA after March 30, 2022), as in effect on the date hereof.

Section 3.03 Piggyback Rights.

(a) Underwritten Offering Piggyback Rights. If at any time during the Effectiveness Period, Crestwood proposes to file a registration statement (whether for the account of itself or the account of any other security holder) other than (i) the Resale Registration Statement contemplated by Section 3.01(a), (ii) a registration statement or prospectus supplement to a registration statement in connection with registration rights granted pursuant to an agreement existing on the date hereof, (iii) a registration relating solely to employee benefit plans, (iv) a registration relating solely to a Rule 145 transaction or (v) a registration on any registration form that does not permit secondary sales, then as soon as practicable following the engagement of counsel by Crestwood to prepare the documents to be used in connection with an Underwritten Offering, Crestwood shall give notice (including notification by electronic mail) of such proposed Underwritten Offering to each Holder owning more than $10 million of then-outstanding Registrable Securities, calculated on the basis of the Common Unit Price, determined as of the date of such notice, and such notice shall offer each such Holder the opportunity to participate in any Underwritten Offering and to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing, subject to any registration rights existing prior to the date hereof, and customary underwriter cutbacks; provided, however, that Crestwood shall not be required to provide such opportunity (I) to any such Holder that does not offer a minimum of $10 million of Registrable Securities (based on the Common Unit Price), or (II) to such Holders if Crestwood has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 3.04(b). Any notice required to be provided in this Section 3.03(a) to Holders shall be provided on a Business Day pursuant to Section 4.01 and receipt of such notice shall be confirmed by the Holder. The Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Crestwood shall determine for any reason not to undertake or to delay such Underwritten Offering, Crestwood may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to Crestwood of such withdrawal at or prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to Crestwood requesting that such Holder not receive notice from Crestwood of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), Crestwood shall not be required to deliver any notice to such Holder pursuant to this Section 3.03(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by Crestwood pursuant to this Section 3.03(a).

(b) Termination of Piggyback Registration Rights. The Piggyback Rights under this Section 3.03 will terminate at the time that the Issued Units cease to be Registrable Securities.

Section 3.04 Procedures for Underwritten Offering.

(a) General Procedures. In connection with an Underwritten Offering under this Agreement (other than pursuant to Section 3.02 of this Agreement), Crestwood shall be entitled to select the Managing Underwriter or Underwriters in its sole discretion. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and Crestwood shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Underwriters that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in an Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Crestwood to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Crestwood or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its authority to enter into such underwriting agreement and to sell, and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to Crestwood and the Managing Underwriter; provided, however, that any such withdrawal must be made as soon as practicable and in any event no later than the time of pricing of such Underwritten Offering. If all Selling Holders withdraw from an Underwritten Offering prior to the pricing of such Underwritten Offering, the events will not be considered an Underwritten Offering. No such withdrawal or abandonment shall affect Crestwood’s obligation to pay Registration Expenses; provided, however, if (i) certain Selling Holders withdraw from an Underwritten Offering after the public announcement at launch of such Underwritten Offering, and (ii) all Selling Holders withdraw from such Underwritten Offering prior to pricing, then the withdrawing Selling Holders shall pay for all reasonable Registration Expenses incurred by Crestwood during the period from the launch of such Underwritten Offering until the time that all Selling Holders withdraw from such Underwritten Offering.

(b) Priority Rights. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering advises Crestwood that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Crestwood can be sold without having such adverse effect, with such number to be allocated, (i) in the case of an Underwritten Offering initiated by Crestwood, (A) first, to Crestwood, (B) second, to any holder of securities of Crestwood having rights of registration that are expressly senior to the Registrable Securities (the “Senior Securities”), (C) third, pro rata among the Selling Holders who have requested participation in such Underwritten Offering and any other holder of securities of Crestwood having rights of registration that are neither expressly senior nor subordinated to the Registrable Securities (the “Parity Securities”), and (D) fourth, pro rata among any other holders of securities of Crestwood having registration rights, and (ii) in the case of an Underwritten Offering by any other holders of securities of Crestwood having registration rights (the “Other Holders”), (A) first, pro rata among the Other Holders, (B) second, pro rata among any other holder of Senior Securities, (C) third, pro rata among the Selling Holders who have requested participation in such Underwritten Offering and any other holder of Parity Securities, (C) fourth, to Crestwood and (D) fifth, pro rata among any other holders of securities of Crestwood having registration rights. The pro rata allocations for each Selling Holder who has requested participation in such Underwritten Offering shall be the product of (1) the aggregate number of Registrable Securities proposed to be sold in such Underwritten Offering by the Selling Holders multiplied by (2) the fraction derived by dividing (x) the number of Registrable Securities owned by such Selling Holder by (y) the aggregate number of Registrable Securities owned by all Selling Holders plus the aggregate number of Parity Securities owned by all holders of Parity Securities that are participating in the Underwritten Offering.

Section 3.05 Sale Procedures. In connection with its obligations under this Article III, Crestwood will, as expeditiously as possible:

(a) prepare and file with the Commission such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Resale Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Resale Registration Statement;

(b) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from a registration statement and the Managing Underwriter at any time shall notify Crestwood in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, then Crestwood shall use its reasonable best efforts to include such information in such prospectus supplement;

(c) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Resale Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Resale Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Resale Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Resale Registration Statement or such other registration statement;

(d) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Resale Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request; provided, however, that Crestwood will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Resale Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Resale Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Resale Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f) immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Resale Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of the Resale Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Crestwood of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Crestwood agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Crestwood personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that Crestwood need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with Crestwood;

(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Crestwood are then listed;

(k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Crestwood to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities in advance of an Underwritten Offering or Block Trade (including, making appropriate officers of Crestwood available to participate in any “road show” presentations before analysts, and other customary marketing activities (including one-on-one meetings with prospective Unitholders of the Registrable Securities), provided, however, in the event, Crestwood, using reasonable best efforts, is unable to make such appropriate officers available to participate in connection with any “road show” presentations and other customary marketing activities (whether in person or otherwise), Crestwood shall make such appropriate officers available to participate via conference call or other means of communication in connection with no more than one “road show” presentation per Underwritten Offering);

(n) if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and

(o) if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Resale Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to Crestwood and satisfy its obligations in respect thereof. In addition, at any Holder’s request, Crestwood will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request, (i) a “cold comfort” letter, dated such date, from Crestwood’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing Crestwood for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the general partner of Crestwood addressed to the Holder; provided, however, that with respect to any placement agent, Crestwood’s obligations with respect to this Section 3.05 shall be limited to one time, with an additional bring-down request within 30 days of the date of such documents. Crestwood will also permit legal counsel to such Holder to review and comment upon any such Holder Underwriter Registration Statement at least five Business Days prior to its filing with the Commission and all amendments and supplements to any such Holder Underwriter Registration Statement with a reasonable number of days prior to their filing with the Commission and not file any Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Holder’s legal counsel reasonably objects. Each Selling Holder, upon receipt of notice from Crestwood of the happening of any event of the kind described in Section 3.05(f), shall forthwith discontinue offers and sales of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.05(f) or until it is advised in writing by Crestwood that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Crestwood, such Selling Holder will, or will request the Managing Underwriter or Underwriters, if any, to deliver to Crestwood (at Crestwood’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. Notwithstanding anything to the contrary in this Section 3.05, Crestwood will not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Resale Registration Statement or Holder Underwriter

Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires Crestwood to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the Resale Registration Statement or Holder Underwriter Registration Statement, as applicable, such Holder shall no longer be entitled to received Liquidated Damages under this Agreement with respect thereto and Crestwood shall have no further obligations hereunder with respect to Registrable Securities held by such Holder.

Section 3.06 Cooperation by Holders. Crestwood shall have no obligation to include Registrable Securities of a Holder in the Resale Registration Statement, or in an Underwritten Offering pursuant to Section 3.03(a), who has failed to timely furnish such information that Crestwood determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 3.07 Restrictions on Public Sale by Holders of Registrable Securities. For so long as any Common Units are Registrable Securities, each Holder agrees that it will not sell any Common Units or other equity securities of Crestwood for a period of up to 60 days following the pricing date of an Underwritten Offering of equity securities by Crestwood in which such Holder exercises its Piggyback Rights; provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the underwriters on the officers, directors or any Affiliate of Crestwood. In addition, the provisions of this Section 3.07 shall not apply with respect to a Holder that (a) owns less than $10 million of Registrable Securities based on the Common Unit Price, or (b) has delivered a Piggyback Opt-Out Notice to Crestwood pursuant to Section 3.03(a). Subject to such Holder’s compliance with its obligations under the U.S. federal securities laws and its internal policies: (i) Holder, for purposes hereof, shall not be deemed to include any employees, subsidiaries or Affiliates that are effectively walled off by appropriate “Chinese Wall” information barriers approved by Holder’s legal or compliance department (and thus have not been privy to any information concerning such transaction) (a “Walled Off Person”) and (ii) the foregoing covenants in this paragraph shall not apply to any transaction by or on behalf of Holder that was effected by a Walled Off Person in the ordinary course of trading without the advice or participation of Holder or receipt of confidential or other information regarding such transaction provided by Holder to such entity.

Section 3.08 Expenses.

(a) Expenses. Crestwood will pay all reasonable Registration Expenses as determined in good faith by Crestwood. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 3.09, Crestwood shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

(b) Certain Definitions.

(i) “Registration Expenses” means all expenses incident to Crestwood’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Resale Registration Statement pursuant to Article III and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for Crestwood, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.

(ii) “Selling Expenses” means all underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities.

Section 3.09 Indemnification.

(a) By Crestwood. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Crestwood will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, employees and agents and each Person, if any, who controls such Selling Holder and its directors, officers, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in the Resale Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Crestwood will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Resale Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Crestwood, the general partner of Crestwood and each of their respective directors, officers, employees and agents and each Person, if any, who controls Crestwood within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from Crestwood to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Resale Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 3.09. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3.09 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party (provided appropriate documentation for such expense is also submitted with such notice) as incurred; provided, however, that the indemnified party will be required to repay the indemnifying party any amounts paid to it for which it is determined the indemnified party was not otherwise entitled within five calendar days of such determination. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d) Contribution. If the indemnification provided for in this Section 3.09 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses)

received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 3.09 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 3.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Crestwood agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding Crestwood available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) File with the Commission in a timely manner all reports and other documents required of Crestwood under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) So long as a Holder owns any Registrable Securities, furnish, unless otherwise available at no charge by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Crestwood, and such other reports and documents so filed with the Commission as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 3.11 Transfer or Assignment of Registration Rights. The rights to cause Crestwood to register Registrable Securities under this Article III may only be transferred or assigned by any Unitholder to one or more transferees or assignees of Registrable Securities, subject to the transfer restrictions provided in Section 4.7 of the Partnership Agreement; provided, however, that (a) such transferee receives Registrable Securities with an aggregate value of at least $50 million at the time of such transfer, (b) Crestwood is given written notice prior to any such transfer or assignment, stating the name and address of each such transferee and identifying the securities that are being transferred or assigned, and (c) each such transferee agrees in writing to undertake responsibility for its portion of the obligations of the applicable transferor under this Agreement.

Section 3.12 Limitation on Subsequent Registration Rights.

(a) From and after the date hereof, Crestwood shall not, without the prior written consent of the Holders of all of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of Crestwood that would allow such current or future holder to require Crestwood to include securities in any registration statement filed by Crestwood (x) with respect to any Block Trade or any overnight or bought Underwritten Offering, on any basis, or (y) with respect to any other Underwritten Offering (except as contemplated by clause (x)), on a basis other than pari passu with, or expressly subordinate to, the priority rights set forth in Section 3.04(b) granted to the Holders of Registrable Securities hereunder.

(b) Crestwood represents and warrants that, as of the date hereof, (i) none of Crestwood or any of its Subsidiaries is party to any registration rights or similar agreement with respect to Common Units that is in effect other than (x) that certain Registration Rights Agreement, dated December 28, 2017, by and among Crestwood and CN Jackalope Holdings, LLC, as amended (the “Niobrara RRA”), (y) that certain Registration Rights Agreement, dated as of September 30, 2015, by and among Crestwood and the other parties thereto (the “Preferred RRA”), and (z) that certain Registration Rights Agreement, dated March 30, 2021, by and among Crestwood and the other parties thereto (the “PIPE RRA”), (ii) there are no “Registrable Securities” that are Common Units (as defined in each of the Niobrara RRA and the Preferred RRA) and (iii) there are not, and could not be at any point in the future, any Senior Securities under the Niobrara RRA. Crestwood agrees that, prior to January 1, 2024, it shall not exercise any of its rights under that certain Third Amended and Restated Limited Liability Company Agreement of Crestwood Niobrara LLC, dated as of April 9, 2019, that would result in Registrable Securities that are Common Units existing under the Niobrara RRA.

Section 3.13 Removal of Legends; Further Assurances. Crestwood will replace any legended certificates with unlegended certificates promptly upon request by any Holder or at any time after such units cease to be Registrable Securities or are exempt from registration under the Securities Act. At any time after the removal of such legend, Crestwood shall use commercially reasonable efforts to cause such Registrable Securities to be registered in the name of DTC or its nominee, maintained in book entry form on the books of DTC and allowed to be settled through DTC’s regular book-entry settlement services.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a)	if to a Unitholder:

To the respective address listed on Schedule A hereof,

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: David P. Oelman

        Benji Barron

Telephone: (713) 758-5861

         (713) 758-3260

Email: doelman@velaw.com

  bbarron@velaw.com

(b)	if to a transferee of a Unitholder, to such Holder at the address provided pursuant to Section 3.11 above; and

(c)	if to Crestwood:

Crestwood Equity Partners LP

2440 Pershing Road, Suite 600

Kansas City, MO 64108

Attention: Michael Post

Email: Mike.Post@crestwoodlp.com

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street, Suite 3200

Houston, Texas 77002

Attention: Joshua Davidson

                 Jonathan Bobinger

Telephone: (713) 229-1527

         (713) 229-1352

Email: joshua.davidson@bakerbotts.com

  jonathan.bobinger@bakerbotts.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service or any other means.

Section 4.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 4.03 Assignment of Rights. All or any portion of the rights and obligations of any Unitholder under this Agreement may be transferred or assigned by such Unitholder in accordance with Section 3.11.

Section 4.04 Recapitalization, Exchanges, Etc. Affecting the Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Crestwood or any successor or assign of Crestwood (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 4.05 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 4.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 4.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 4.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.09 Governing Law. This Agreement, including all issues and questions concerning its application, construction, validity, interpretation and enforcement, shall be construed in accordance with, and governed by, the laws of the State of New York.

Section 4.10 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 4.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Crestwood set forth herein. This Agreement and the Merger Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 4.12 Amendment. This Agreement may be amended only by means of a written amendment signed by Crestwood and the Holders of all of the then-outstanding Registrable Securities.

Section 4.13 No Presumption. If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 4.14 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Unitholders (and their permitted transferees and assignees) and Crestwood shall have any obligation hereunder. Notwithstanding that one or more Unitholders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Unitholders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Unitholders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Unitholders under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Unitholder hereunder.

Section 4.15 Interpretation. Article, Exhibit and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Unitholder or a Holder under this Agreement, such action shall be in such Person’s sole discretion unless otherwise specified.

* * * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP LLC, its general partner

By:	/s/ William Moore
Name:	William Moore
Title:	Executive Vice President, Corporate Strategy

UNITHOLDERS:

OASIS INVESTMENT HOLDINGS LLC

By:	/s/ Michael H. Lou
Name:	Michael H. Lou
Title:	Executive Vice President and Chief Financial Officer

OMS HOLDINGS LLC

By:	/s/ Michael H. Lou
Name:	Michael H. Lou
Title:	Executive Vice President and Chief Financial Officer

OASIS PETROLEUM INC.

By:	/s/ Michael H. Lou
Name:	Michael H. Lou
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Registration Rights Agreement

Schedule A

Unitholder Name; Notice and Contact Information

Unitholder	Contact Information

Oasis Investment Holdings LLC	1001 Fannin, Suite 1500
Houston, Texas 77002
Attention: Nickolas J. Lorentzatos
Telephone: (281) 404-9500
Email: nlorentzatos@oasispetroleum.com

OMS Holdings LLC	1001 Fannin, Suite 1500
Houston, Texas 77002
Attention: Nickolas J. Lorentzatos
Telephone: (281) 404-9500
Email: nlorentzatos@oasispetroleum.com

Oasis Petroleum Inc.	1001 Fannin, Suite 1500
Houston, Texas 77002
Attention: Nickolas J. Lorentzatos
Telephone: (281) 404-9500
Email: nlorentzatos@oasispetroleum.com

Schedule A